Exhibit 10.1

TWELFTH AMENDMENT TO DELAYED

DRAW TERM LOAN CREDIT AGREEMENT

TWELFTH AMENDMENT TO DELAYED DRAW TERM LOAN CREDIT AGREEMENT (this “Amendment”), dated May 30, 2014 (the “Twelfth Amendment Effective Date”), by and among Par Petroleum Corporation, a Delaware corporation (the “Borrower”), the Guarantors party hereto (the “Guarantors” and together with the Borrower, each a “Credit Party” and collectively, the “Credit Parties”), WB Macau55 Ltd. (the “Lender”), and Jefferies Finance LLC, as administrative agent for the Lender (in such capacity, the “Administrative Agent”).

WHEREAS, the Credit Parties, the Administrative Agent, and the lenders party thereto from time to time, entered into that certain Delayed Draw Term Loan Credit Agreement dated as of August 31, 2012 (as amended by the First Amendment dated as of September 28, 2012, as amended by the Second Amendment dated as of November 29, 2012, as amended by the Third Amendment dated as of December 28, 2012, as amended by the Fourth Amendment dated as of April 19, 2013, as amended by the Fifth Amendment dated June 4, 2013, as amended by the Sixth Amendment dated June 12, 2013, as amended by the Seventh Amendment dated as of June 17, 2013, as amended by the Eighth Amendment dated as of June 24, 2013, as amended by the Ninth Amendment dated as of August 1, 2013, as amended by the Tenth Amendment dated as of September 25, 2013, as amended by the Eleventh Amendment dated January 23, 2014, as amended by that certain Side Letter Agreement dated as of May 29, 2014 (and as may be further amended, amended and restated, modified, supplemented, extended, renewed, restated or replaced from time to time, the “Credit Agreement”);

WHEREAS, as of the date hereof, prior to giving effect to the making of the Incremental Tranche B Loans hereunder, the only loans and advances outstanding under the Credit Agreement are New Tranche B Loans in the principal amount of $20,256,823.06 payable to WB Macau55 Ltd., as the sole Lender under the Credit Agreement (in such capacity, “Whitebox”);

WHEREAS, Borrower has requested that Whitebox make an additional term loan to Borrower in the amount of $13,236,741.61 which shall be due and payable on the same terms as the existing New Tranche B Loans payable to Whitebox;

WHEREAS, Borrower has previously formed Bogey, Inc., a Hawaii corporation (“Acquisition Sub”) as a new direct wholly owned subsidiary of Hawaii Pacific Energy, LLC (“HPE”), a Delaware limited liability company and wholly owned subsidiary of Borrower;

WHEREAS, Borrower desires to enter into, and to cause Acquisition Sub to enter into, an agreement and plan of merger (the “Purchase Agreement”) for the acquisition of all of the outstanding equity interests of Mid Pac Petroleum, LLC, a Delaware limited liability company, from Koko’oha Investments, Inc., a Hawaii corporation (“Seller”); and

WHEREAS, the Administrative Agent and Whitebox have agreed to amend the Credit Agreement and to enter into the following agreements, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Defined Terms. All capitalized terms used herein (including the recitals hereto) shall have the respective meaning assigned to such terms in the Credit Agreement as amended by this Amendment, unless otherwise defined herein.

2. Amendments and Consents.

(a) The following new defined terms are added to Appendix 1 of the Credit Agreement in their appropriate alphabetical order:

“Incremental Tranche B Loan” has the meaning given such term in the Twelfth Amendment.

“Incremental Tranche B Loan Commitment” has the meaning given such term in the Twelfth Amendment.

“Twelfth Amendment” means that certain Twelfth Amendment to Delayed Draw Term Loan Credit Agreement dated May 30, 2014, among Borrower, the other Credit Parties thereto, the Lender party thereto, and the Administrative Agent.

“Twelfth Amendment Effective Date” means May 30, 2014.

“Whitebox” means WB Macau55 Ltd., acting in its capacity as a Lender under this Agreement.”

(b) The following existing defined terms in Appendix 1 of the Credit Agreement are amended and restated in their entirety as follows:

“New Tranche B Loan” means (a) each New Tranche B Loan made by the Tranche B Lenders to the Borrower pursuant to Section 2.01 of Appendix 2 of the Credit Agreement prior to the Twelfth Amendment Effective Date and (b) the Incremental Tranche B Loan made by Tranche B Lender on the Twelfth Amendment Effective Date.

“Tranche B Commitment” means, (a) with respect to each Tranche B Lender, the commitment of such Tranche B Lender to fund its Pro Rata Share of New Tranche B Loans in accordance with the provisions hereof and as set forth on Schedule I-B on the Eighth Amendment Effective Date, and (b) the commitment of Whitebox to fund the Incremental Tranche B Loan on the Twelfth Amendment Effective Date in accordance with the terms of the Twelfth Amendment.

“Tranche B Lender” means (a) Whitebox or (b) a party hereto that is an Eligible Assignee that becomes a Tranche B Lender under this Agreement pursuant to Section 2.13 or Section 10.6.

(c) Incremental Tranche B Loan. Subject to the terms and conditions of this Amendment and in reliance upon the representations and warranties set forth herein, Whitebox agrees to make a single advance term loan to Borrower on the Twelfth Amendment Effective Date in the amount of $13,236,741.61 (the commitment to fund such loan, the “Incremental Tranche B Loan Commitment”; such term loan, the “Incremental Tranche B Loan”). Upon making the Incremental Tranche B Loan, the Incremental Tranche B Loan Commitment and all other commitments to make loans and/or provide any other financial accommodation under the Loan Documents shall be terminated. When the Incremental Tranche B Loan is made, it shall constitute and be treated as a New Tranche B Loan for all purposes under the Loan Documents; provided that (x) immediately upon giving effect to this Amendment, the Borrower shall pay to Whitebox an amendment fee equal to $506,420.58, which shall be immediately capitalized and added to principal as a portion of the Incremental Tranche B Loan (the “Amendment Fee”), and shall be fully earned on the date hereof and (y) the Incremental Tranche B Loan shall be made with original issue discount of five percent (5%) (for the avoidance of doubt, for each 95 cents funded by Whitebox, the Borrower shall owe $1 of Incremental Tranche B Loans). The Incremental Tranche B Loan shall accrue interest and be prepaid and repaid (and shall mature) on the same terms as the New Tranche B Loans. On the Twelfth Amendment Effective Date, the aggregate principal amount of the New Tranche B Loans, after giving effect to the making of the Incremental Tranche B Loan, is $33,493,564.67. The conditions precedent to the funding of the Incremental Tranche B Loan are set forth on Appendix A to this Amendment. Notwithstanding any provisions set forth in the Credit Agreement, including, without limitation, Section 5.9 of the Credit Agreement, Borrower shall use the cash proceeds of the Incremental Tranche B Loan to make the initial $10,000,000 deposit due to Seller and/or its shareholders under the Purchase Agreement, to pay transaction costs and expenses incurred by the Credit Parties in connection with this Amendment and the Purchase Agreement, and for working capital and general corporate purposes. If any deposit made pursuant to the Purchase Agreement with the proceeds of the Incremental Tranche B Loan is returned to the Credit Parties or any of their Subsidiaries, the Borrower shall promptly apply the entire amount of such deposit to prepay the New Tranche B Loans.

(d) Borrowing Request. The Borrower’s execution of this Amendment shall constitute the Borrower’s request for an Incremental Tranche B Loan in the amount of $13,236,741.61 and shall otherwise satisfy any Borrowing Request requirements set forth in the Loan Documents.

(e) Funding Incremental Tranche B Loan. Subject to the terms and conditions set forth herein, the Tranche B Lender shall make the Incremental Tranche B Loan on the Twelfth Amendment Effective Date by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 3:00 p.m., New York City time, and the Administrative Agent shall promptly credit and/or remit the amounts so received to an account as directed by the Borrower or, if the Incremental Tranche B Loan is not made on such date because any condition precedent herein specified shall not have been met or waived in accordance herewith, return the amounts so received to the Tranche B Lender. The Administrative Agent shall only be required to advance funds to the Borrower with respect to Incremental Tranche B Loan to the extent that the Administrative Agent shall have received such funds from the Tranche B Lender.

(f) Execution of Purchase Agreement. Notwithstanding any provisions set forth in the Credit Agreement and the other Loan Documents, including without limitation, Sections 6.3, 6.7, 6.23 and 6.24 of the Credit Agreement, Whitebox hereby consents to Borrower and Acquisition Sub executing and performing their respective obligations under and in accordance with the Purchase Agreement, in the form approved by the Borrower’s board of directors (or a special committee thereof) on or before the date hereof.

(g) Interest Rate. Section 2.05(a) of Appendix 2 of the Credit Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“2.05	Interest. (a) New Tranche B Loans shall bear interest, subject to the terms and conditions hereof, as follows:

(i) From the Twelfth Amendment Effective Date through August 31, 2014, at a rate per annum equal to twelve percent (12%) which shall accrue daily and be paid in kind and capitalized (and thereby added to principal, which shall thereafter accrue interest) on the last day of each applicable fiscal quarter (“Initial PIK-B Interest”);

(ii) From September 1, 2014 and thereafter, at the Borrower’s election:

(A) at a rate per annum equal to fourteen and three quarters percent (14.75%), which shall accrue daily and be payable in cash in accordance with Section 2.05(c) of this Appendix 2; or

(B) at a rate per annum equal to fourteen and three quarters percent (14.75%) which shall accrue daily and be paid in kind and capitalized (and thereby added to principal, which shall thereafter accrue interest) on the last day of each applicable fiscal quarter (“Elevated PIK-B Interest”; together with the Initial PIK-B Interest, the “PIK-B Interest”).

In the case of Section 2.05(a)(ii) hereof, the Borrower must elect the form of interest payment with respect to each Interest Period by delivering a written notice to the Administrative Agent and each Tranche B Lender at least thirty (30) days prior to the beginning of each Interest Period which notice shall be irrevocable. In the absence of such an election for any Interest Period, interest on New

Tranche B Loans shall be payable according to the election for the previous Interest Period; provided, however, subject to Section 2.05(b) of Appendix 2, at any time after an Event of Default shall have occurred and is continuing, the Borrower may not elect PIK-B Interest (and the Initial PIK-B Interest shall be payable in cash). For the avoidance of doubt, for purposes of this Section, the Borrower may file materials with the SEC stating its intention regarding the election of the form of interest provided, that such filing shall not constitute notice unless a copy of such filing is delivered to the Administrative Agent and each Tranche B Lender.”

(h) Tranche B Exit Fee. As consideration for the Borrower’s agreement to pay the Amendment Fee, the Lender agrees that the Tranche B Exit Fee shall not be payable in regards to any of the New Tranche B Loans.

(i) Effective Date of Assignment. The parties hereto hereby waive any requirement in the Credit Agreement (including but not limited to the last sentence of Section 10.6(b)(i) of the Credit Agreement) in regards to any assignment to be consummated within fourteen (14) days after the date hereof, that would require any assignment by Lender to be executed a certain number of Business Days in advance of its effective date and the parties hereto hereby agree that when such assignment is executed it may be effective in accordance with its terms.

(j) Designation of Eligible Assignees and Approved Funds. Lender hereby designates and approves Highbridge Tactical Credit & Convertibles Master Fund, L.P. as both an Eligible Assignee and an Approved Fund under the Credit Agreement.

(k) The Tranche B Lender’s entry into this Amendment shall not obligate or commit the Tranche B Lender to provide any other consents under the Credit Agreement or the other Loan Documents in the future, whether for purposes similar to those described herein or otherwise.

3. Representations and Warranties. Each of the Borrower and each of the Guarantors hereby confirms, reaffirms and restates the representations and warranties made by it in the Credit Agreement, as amended hereby, and confirms that all such representations and warranties are true and correct in all material respects as of the date hereof. The Borrower and each Guarantor further represent and warrant (which representations and warranties shall survive the execution and delivery of this Amendment) to the Lender that:

(a) The execution, delivery, and performance by each Credit Party of this Amendment and the consummation of the transactions contemplated hereby, (i) are within such Credit Party’s governing powers, (ii) have been duly authorized by all necessary governing action, (iii) do not contravene (x) such Credit Party’s Organizational Documents or (y) any law or any contractual restriction binding on or affecting such Credit Party, and (iv) will not result in or require the creation or imposition of any Lien prohibited by the Loan Documents;

(b) No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by any Credit Party of this Amendment, or the consummation of the transactions contemplated hereby, except for those consents and approvals that have been obtained, made or waived on or prior to the date hereof and that are in full force and effect;

(c) This Amendment has been duly executed and delivered by such Credit Party and is the legal, valid, and binding obligation of each Credit Party enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, or similar law affecting creditors’ rights generally and by general principles of equity; and

(d) No Default or Event of Default has occurred and is continuing or will result from the execution, delivery and performance of this Amendment.

4. Effect of this Amendment. Except as expressly amended, consented to or waived hereby, the Credit Agreement and the other Loan Documents are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms. Except as expressly set forth herein, the terms of this Amendment shall not be deemed (i) a waiver of any Default or Event of Default, (ii) a consent, waiver or modification with respect to any term, condition, or obligation of the Borrower or any other Credit Party in the Credit Agreement or any other Loan Document, (iii) a consent, waiver or modification with respect to any other event, condition (whether now existing or hereafter occurring) or provision of the Loan Documents or (iv) to prejudice any right or remedy which the Administrative Agent or Lender may now or in the future have under or in connection with the Credit Agreement or any other Loan Document.

5. Conditions Precedent.

(a) To Effectiveness of this Amendment. This Amendment shall become effective on the Twelfth Amendment Effective Date when, and only when the Credit Parties, the Administrative Agent and the Lender shall have executed this Amendment and the Administrative Agent has received counterparts of this Amendment, duly executed by each Credit Party, the Administrative Agent and the Lender.

6. Miscellaneous.

(a) Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other document furnished in connection with this Amendment shall survive the execution and delivery of this Amendment and such other documents, and no investigation by the Administrative Agent or the Lender or any closing of any transaction shall affect the representations and warranties or the right of the Administrative Agent or the Lender to rely upon them.

(b) Notices. All notices required to be made under this Amendment shall be made in the manner and at the address set forth in Section 10.2 of the Credit Agreement.

(c) Expenses. The Borrower agrees to pay or reimburse the Administrative Agent and the Lender for all reasonable fees and out-of-pocket disbursements incurred by the Administrative Agent or the Lender in connection with the preparation, execution, delivery, administration and enforcement of this Amendment, including without limitation the reasonable fees and disbursements of counsel for the Administrative Agent and the Lender, to the same extent that the Borrower would be required to do so pursuant to Section 10.4 of the Credit Agreement.

(d) Reference to Credit Agreement. From and after the effectiveness of this Amendment, all references herein to the Credit Agreement shall mean the Credit Agreement as amended hereby and as hereafter modified, amended, restated or supplemented from time to time, and each reference in any other Loan Document to the Credit Agreement shall mean the Credit Agreement as amended hereby and as hereafter modified, amended, restated or supplemented from time to time. The Amendment shall constitute a Loan Document under the Credit Agreement for all purposes.

(e) Severability. If any provision of this Amendment is held by a court of competent jurisdiction to be invalid or unenforceable, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

(f) Section Headings. Section headings herein are included for convenience of reference only and shall not affect the meaning or interpretation of this Amendment.

(g) Entire Agreement. This Amendment shall be deemed to be a Loan Document and, together with the other Loan Documents and the agreements, documents and instruments contemplated hereby, constitutes the entire understanding of the parties with respect to the subject matter hereof and thereof, and any other prior or contemporaneous agreements, whether written or oral, with respect hereto or thereto are expressly superseded hereby and thereby.

(h) Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile or .pdf shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by facsimile or .pdf also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

(i) Successors and Assigns. This Amendment shall be binding on and inure to the benefit of the parties hereto and their heirs, beneficiaries, successors and assigns. The Credit Parties may not assign this Amendment or any of their respective rights or obligations hereunder to any Person without the prior written consent of the Lender, which consent may be withheld or given in the sole discretion of the Lender.

(j) Governing Law; Venue; Jury Trial. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE CHOICE OF LAW AND VENUE PROVISIONS SET FORTH IN SECTION 10.12 OF THE CREDIT AGREEMENT, AND SHALL BE SUBJECT TO THE JURY TRIAL WAIVER SET FORTH IN SECTION 10.14 OF THE CREDIT AGREEMENT.

(k) Guarantors. Each Guarantor, for value received, hereby expressly consents and agrees to the Borrower’s execution and delivery of this Amendment, to the performance by the Borrower of its agreements and obligations hereunder and to the consents, amendments and waivers set forth herein. This Amendment, the performance or consummation of any transaction or matter contemplated under this Amendment and all consents, amendments and waivers set forth herein, shall not limit, restrict, extinguish or otherwise impair any Guarantor’s liability to the Administrative Agent and Lender with respect to the payment and other performance obligations of such Guarantor pursuant to the Guarantees. Each Guarantor hereby ratifies, confirms and approves its Guarantee and acknowledges that it is unconditionally liable to the Administrative Agent and Lender for the full and timely payment of the Guaranteed Obligations (on a joint and several basis with the other Guarantors). Each Guarantor hereby acknowledges that it has no defenses, counterclaims or set-offs with respect to the full and timely payment of any or all Guaranteed Obligations.

[Remainder of Page Intentionally Left Blank; Signature Pages to Follow]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Twelfth Amendment to Delayed Draw Term Loan Credit Agreement as of the date first written above.

BORROWER:

PAR PETROLEUM CORPORATION, a Delaware corporation

By:	/s/ William Monteleone
Name: William Monteleone
Title: Chief Executive Officer

GUARANTORS:

PAR PICEANCE ENERGY EQUITY LLC, a Delaware limited liability company

PAR UTAH LLC, a Delaware limited liability company

EWI LLC, a Delaware limited liability company

PAR WASHINGTON LLC, a Delaware limited liability company

PAR NEW MEXICO LLC, a Delaware limited liability company

HEWW EQUIPMENT LLC, a Delaware limited liability company

PAR POINT ARGUELLO LLC, a Delaware limited liability company

By: PAR PETROLEUM CORPORATION, a Delaware corporation, as Sole Member of each of the foregoing companies

By: /s/ William Monteleone
Name: William Monteleone
Title: Chief Executive Officer

Signature Page to Twelfth Amendment to Delayed Draw Term Loan Credit Agreement

ADMINISTRATIVE AGENT:

JEFFERIES FINANCE LLC

By:	/s/ J. Paul McDonnell
Name:	J. Paul McDonnell
Title:	Managing Director

Signature Page to Twelfth Amendment to Delayed Draw Term Loan Credit Agreement

WB MACAU55 LTD.
as sole Lender

By:	/s/ Michael McCormick
Name:	Michael McCormick
Title:	Director

Signature Page to Twelfth Amendment to Delayed Draw Term Loan Credit Agreement

APPENDIX A

CONDITIONS PRECEDENT TO INCREMENTAL TRANCHE B LOANS

The obligation of Whitebox to fund the Incremental Tranche B Loan on the Twelfth Amendment Effective Date shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Appendix A unless any such condition is waived, in writing by Whitebox:

a) Documentation. Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to Whitebox:

i. the Twelfth Amendment, any Note if requested by Whitebox payable to it in the amount of its Incremental Tranche B Loan and all attached exhibits and schedules hereto and thereto;

ii. certificates of a Responsible Officer of each Credit Party as of the date of this Amendment (A) attesting to the resolutions of the Board of Directors of such Credit Party approving the execution, delivery and performance of the Loan Documents to which such Credit Party is a party, (B) certifying and attaching the Organizational Documents of such Credit Party, (C) certifying to and attaching all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Credit Agreement, the Twelfth Amendment, any Notes, and the other Loan Documents and (D) certifying the names and true signatures of the officers of such Credit Party authorized to sign this Amendment, any Notes and the other Loan Documents to which such Credit Party is a party;

iii. a certificate dated as of the date of this Amendment from the Responsible Officer of the Borrower stating that (A) all representations and warranties of each Credit Party set forth in this Amendment are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Change” shall be true in all respects) as of such date (except in the case of representations and warranties that are made solely as of an earlier date or time, which representations and warranties shall be true and correct as of such earlier date or time), with the exception of those representations and warranties that would not be true and correct solely on account of the anticipated restatement of its financial statements (which has already been publicly disclosed), which restatement should occur on or about the date hereof; and (B) no Default has occurred and is continuing as of such date; and (C) the conditions in this Appendix A have been satisfied; and

iv. such other documents, governmental certificates, agreements and lien searches as the Administrative Agent or Whitebox may reasonably request.

b) Payment of Fees. On the Twelfth Amendment Effective Date, Borrower shall have paid all costs and expenses that have been invoiced and are payable pursuant to Section 10.4 of the Credit Agreement.

c) No Default. No event or conditions exists that would constitute a Default or Event of Default.

d) Representations and Warranties. The representations and warranties contained in Article IV of the Credit Agreement, the Twelfth Amendment, and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Change” shall be true and correct in all respects) as of such date (except in the case of representations and warranties that are made solely as of an earlier date or time, which representations and warranties shall be true and correct as of such earlier date or time), with the exception of those representations and warranties that would not be true and correct solely on account of the anticipated restatement of its financial statements (which has already been publicly disclosed), which restatement should occur on or about the date hereof.

e) Material Adverse Change. No event or circumstance that could cause a Material Adverse Change shall have occurred since September 1, 2013.

f) No Proceeding or Litigation, No Injunctive Relief. No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with the Credit Agreement, the Twelfth Amendment, or any other document or transaction contemplated hereby or thereby or (ii) which, in any case, in the judgment of Whitebox, could reasonably be expected to result in a Material Adverse Change (other than the developments under the litigation proceedings set forth on Schedule 4.7 to the Credit Agreement which have been disclosed to Whitebox prior to the Twelfth Amendment Effective Date).